Exhibit 99.1
PRESS RELEASE

China Security & Surveillance Technology Announces Voluntarily Delisting of Its Securities from NASDAQ Dubai

SHENZHEN, China, July 20, 2011 /PRNewswire-Asia/ -- China Security & Surveillance Technology, Inc. (“CSST” or the “Company”) (NYSE:CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today announced that, on July 21, 2011 prior to the commencement of trading, the Company will voluntarily delist its securities from the Official List of NASDAQ Dubai Limited (“NASDAQ Dubai”). The Company’s common stock has been secondarily listed at NASDAQ Dubai since October 2008.

Following the effectiveness of the delisting from NASDAQ Dubai, the Company’s common stock continues to be listed on its primary market, the New York Stock Exchange.

The Company’s Board of Directors does not believe that the delisting of the Company’s common stock from NASDAQ Dubai will have a material impact on the Company’s stockholders, its current relationships with employees, customers or suppliers, or its existing financing arrangements.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST is primarily engaged, through its indirect Chinese subsidiaries, in the manufacturing, distributing, installing and servicing of surveillance and safety products, systems and services, and developing surveillance and safety related software primarily for governmental entities and their affiliates, non-profit organizations, and commercial entities in China. The Company has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning the delisting from NASDAQ Dubai and its expected impact on the Company and its stockholders, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as ‘will,’ ‘believes,’ ‘expects’ or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission (‘SEC’), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov.

PRESS RELEASE

For further information, please contact:

Company Contact:
Amy Tang
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-0888 ext. 6138
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com